Exhibit 10.1
May 9, 2007
Jay Zager
[PERSONAL INFORMATION OMITTED]
Dear Jay:
It is my pleasure to extend to you an offer of employment with 3Com Corporation (“3Com” or the “Company”) as Executive Vice President and Chief Financial Officer of the Company. You will work out of the Company’s Marlborough office, reporting directly to Edgar Masri, President and Chief Executive Officer. Your expected start date is to be mutually agreed upon. Subject to the approval of the 3Com Board of Directors, the Company expects to designate you as a Section 16 officer of 3Com, and thus you would be subject to the reporting requirements of Section 16 of the U.S. Securities Exchange Act of 1934 and the regulations relating thereto.
Your annualized base salary will be $400,000, paid bi-weekly in accordance with the Company’s regular payroll practices and subject to applicable taxes and withholding. You will be eligible to participate in the Company’s discretionary bonus program, 3Bonus. Your 3Bonus target amount will be 65% of your base salary, payable semi-annually. Payments under the 3Bonus plan are discretionary and are based on various factors, including Company and individual performance. The Company reserves the right to amend, modify and/or terminate the 3Bonus program and other incentive compensation programs at its discretion, subject to all applicable laws and regulations.
3Com also offers a competitive complement of benefits. You will be eligible to accrue 20 days of Paid Time Off per year, subject to the terms and conditions of the Company’s Paid Time Off policy. 3Com also has eleven (11) Company-recognized/assigned paid holidays and provides employees with up to two (2) personal floating holidays, subject to the terms of the 3Com Holiday Policy. In addition, you will be eligible to participate in the Company’s standard benefit plans, including Company-sponsored insurance plans, the Company’s Employee Stock Purchase Plan, and the Company’s 401(k) Plan, subject to the terms and conditions of the policies and/or plan documents governing those benefit programs. The Company reserves the right to amend, modify and/or terminate its benefit programs at its discretion, subject to all applicable laws and regulations.
We are pleased to offer you a one-time sign-on bonus of $200,000, payable within thirty (30) days of your start date. By signing below, you agree that if you voluntarily terminate your employment with the Company within one (1) year of your start date, you will reimburse the Company for the gross amount of the sign-on bonus paid to you and, further, you hereby authorize the Company to deduct the amount owed to the Company from any and all amounts payable to you by 3Com as of your last date of employment, including without limitation, your final paychecks.
As an inducement to accept this position, you will receive an employee stock option grant of 500,000 shares of 3Com common stock, subject to the required Company and NASDAQ approvals. If approved, the effective date of the stock option grant will be the first Tuesday of the calendar month immediately following your first day of employment with the Company or, if the applicable NASDAQ market is closed on that date, the first trading day following that date. However, the stock option grant shall not be deemed to have been accepted until you have signed the Company’s stock option agreement. The option price for the shares subject to this stock option grant will be the closing stock price of 3Com common stock on the effective date of the grant. The stock options will vest in four (4) equal, annual installments, with the initial vesting date on the first anniversary of the effective date. Your stock option grant is subject to the terms and conditions comparable to the 3Com Corporation 2003 Stock Plan and applicable Company policies.
As an additional inducement, you will receive a grant of 300,000 shares of 3Com restricted stock, subject to the required Company and NASDAQ approvals. If approved, the effective date of the restricted stock grant will be the first Tuesday of the calendar month immediately following your first day of employment with the Company or, if the applicable NASDAQ market is closed on that date, the first trading day following that date. However, the grant shall not be deemed to have been accepted until you have signed the Company’s restricted stock agreement. The restricted stock will vest in four equal, annual installments, with the initial vesting date on the first anniversary of the effective date of the grant. Your grant is subject to the terms and conditions comparable to the 3Com Corporation 2003 Stock Plan and applicable Company policies.
As a Section 16 Officer of the Company, you will be eligible for severance benefits under the Company’s Section 16 Officer Severance Benefit Plan and the enclosed Severance Benefits Agreement. In addition, you will receive a Management Retention Agreement enclosed with this letter regarding change of control benefits.
This offer of employment is conditioned upon your signing the Company’s Restrictive Covenant Agreement (to be provided under separate cover) regarding, among other things, confidentiality, non-solicitation and assignment of inventions. In addition, this offer of employment is contingent upon your providing the Company with documentation of your ability to work in the United States, as required by the federal Immigration Reform and Control Act (as amended), no later than three (3) days after your first day of employment. This offer is also contingent upon the successful results of a background investigation. You will be required to sign an authorization for this purpose as part of the Company’s employment application form, if you have not done so already. Providing false or fraudulent information to the Company may result in withdrawal of the offer or termination of employment, if hired.
While we are confident that we will have a mutually beneficial employment relationship, your employment with 3Com is on an at-will basis. This means that both you and 3Com can terminate the employment relationship at any time, for any reason or no reason, without notice. Nothing in this offer letter is intended to or shall be construed as a contract of employment for any fixed time.
The terms and conditions of this offer letter supersede any previous written or oral representations concerning conditions of employment. This offer of employment is valid for a period of five (5) business days from the date of this offer letter.
Please confirm your acceptance by signing and returning this letter. By signing this offer letter, you represent that you have reviewed and understand the letter, that you are not subject to any restrictions or covenants that would prevent or impede your performance of the duties and responsibilities of your position with 3Com, and that your employment with 3Com will not violate or conflict with the terms of any employment, non-competition or other agreement with any previous employer or other entity.

Let me close by reaffirming our belief that the skill and background you bring to 3Com will be instrumental to the future success of the Company. 3Com believes that the single most important factor in our success has been our people. I look forward to working with you.
Sincerely,
/s/ Neal D. Goldman
Neal D. Goldman
Executive Vice President
Chief Administrative and Legal Officer
I accept 3Com’s offer of employment based on the terms and conditions described in this offer letter.

/s/ Jay Zager	5/9/07

Jay Zager	Date: May 9, 2007

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